Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Income Trust

We consent to the use of each of our reports for each of the funds listed below, which are series of Legg Mason Partners Variable Income Trust, as of each of the respective fiscal year end dates described below, incorporated herein by reference.

Fund Name (former registrant name) and Fiscal Year End	Report Date
Legg Mason Partners Variable Government Portfolio (formerly of Legg Mason Partners Investment Series) October 31, 2006	December 27, 2006

Legg Mason Partners Variable Adjustable Rate Income Portfolio (formerly of Legg Mason Partners Variable Portfolios III, Inc.) October 31, 2006	December 27, 2006

Legg Mason Partners Variable High Income Portfolio (formerly of Legg Mason Partners Variable Portfolios III, Inc.) October 31, 2006	December 27, 2006

Legg Mason Partners Variable Money Market Portfolio (formerly of Legg Mason Partners Variable Portfolios III, Inc.) October 31, 2006	December 27, 2006

We also consent to the references to our firm under the heading “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information on Form N-1A.

New York, New York

April 25, 2007